Exhibit 4.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LA JOLLA PHARMACEUTICAL COMPANY

Pursuant to Section 910 of the

California General Corporation Law

The undersigned, being the President and Secretary of La Jolla Pharmaceutical Company (the “Corporation”), a corporation organized and existing under the laws of the State of California, in accordance with the provisions of 910 of the California General Corporation Law (“CGCL”), does hereby certify that:

1. The purpose of amending and restating the Articles of Incorporation of the Corporation is to delete the authorization for the Series C-22 Convertible Preferred Stock, Series D-12 Convertible Preferred Stock and Series D-22 Convertible Preferred Stock and amend certain terms of the Series C-12 Convertible Preferred Stock. There are currently no shares of Series C-22 Convertible Preferred Stock, Series D-12 Convertible Preferred Stock and Series D-22 Convertible Preferred Stock outstanding. Therefore, there is no effect on any outstanding shares of Series C-22 Convertible Preferred Stock, Series D-12 Convertible Preferred Stock and Series D-22 Convertible Preferred Stock. With regard to the Series C-12 Convertible Preferred Stock, the amendment resets conversion price and removes certain corporate actions that require approval by the holders of Series C-12 Convertible Preferred Stock.

2. The Amended and Restate Articles of Incorporation was approved by the required vote of shareholders in accordance with CGCL Sections 902, 903 and 905(c). There was 7,081.024 shares of Series C-12 Convertible Preferred Stock outstanding entitled to vote with respect to the amendment of which 7,081.024 shares or 100% voted in favor of the amendment. The vote equaled or exceeded the 80% approval required to authorize the amendment. There was 118,169,085 shares of Common Stock outstanding entitled to vote with respect to the amendment of which 100,329,228 shares or 84.9% voted in favor of the amendment. The vote equaled or exceeded the majority approval required to authorize the amendment.

3. Pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation, in accordance with CGCL Section 902, duly adopted the following resolution on September 24, 2013, which authorizes the amendment and restatement of the Articles of Incorporation of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation, the Board of Directors hereby establishes that Articles of Incorporation of the Corporation are amended and restated to read as follows:

ARTICLE I—NAME

The name of the corporation is La Jolla Pharmaceutical Company (the “Corporation”).

ARTICLE II—PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of California (“CGCL”), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III—CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 12,008,000,000 shares, consisting of two classes: 12,000,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) and 8,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

(b) Preferred Stock. The Board of Directors may divide the Preferred Stock into any number of series. The Board of Directors shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, preferences, privileges and restrictions, including, but not limited to, voting rights, granted to and imposed upon any wholly unissued series of the Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted originally fixing the number of shares of any series) may increase or decrease the number of shares of that series; provided, that no such decrease shall reduce the number of shares of such series to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of such series.

(c) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. To the extent that a vote of the Preferred Stock, voting as a class, is permitted or required under applicable law, including, without limitation, under Section 1201(a) of the CGCL, or under these Articles, the Preferred Stock shall vote together as a single class, voting on an as-converted basis.

(d) Designation and Amount of Convertible Preferred Stock. A series of Preferred Stock is designated as Series C-12 Convertible Preferred Stock (the “Series C-1 Preferred”). The number of shares constituting such series is 11,000.

1. For purposes of these Articles of Incorporation, the following terms shall have the following meanings:

(A) “Change of Control” means the following:

(i) the consolidation, merger or other business combination of the Corporation with or into another entity (other than a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, in substantially the same proportion as immediately preceding the transaction, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of all or substantially all of the intellectual property or assets of the Corporation and its subsidiaries, taken as a whole, or the sale or disposition (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or

(iii) the consolidation, merger or other business combination of the Corporation with or into another entity that results in the cancellation of shares of Series C-1 Preferred or that results in the conversion of shares of Series C-1 Preferred into: (1) shares of any other class or series of capital stock of the Corporation; (2) securities of the Corporation or any other person (or the right to receive any such securities); (3) any property (including, without limitation, cash and the right to receive cash or other property); or (4) any combination of the foregoing.

(B) “Closing Date” means the date on which these Amended and Restated Articles of Incorporation are initially filed with the Secretary of State of the State of California.

(C) “Closing Sales Price” means, on any particular date: (i) the last trading price per share of the Common Stock on such date during regular trading hours on the principal Trading Market on which the Common Stock is then listed as reported by Bloomberg Financial L.P (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Requisite Holders, if Bloomberg Financial L.P. is not then reporting closing sales prices of the Common Stock) (collectively, “Bloomberg”), or if there is no such price on such date, then the last trading price during regular trading hours on such Trading Market on the date nearest preceding such date as reported by Bloomberg; or (ii) if the Common Stock is not listed then on a Trading Market, the last trading price for a share of Common Stock in the over-the-counter market during regular trading hours, as reported in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date; or (iii) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes on such date, as determined in good faith by the holder; or (iv) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by the Corporation and reasonably acceptable to the Requisite Holders.

(D) “Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

(E) “Common Stock Equivalents” means any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time, Common Stock or any security of any subsidiary of the Corporation, including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, Common Stock or any security of any subsidiary of the Corporation.

(F) “Conversion Date” means, for any Optional Conversion (as defined in Article III(d)(3)(A) below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered via electronic mail resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so e-mailed before such time, then the Conversion Date shall be the date the holder e-mails the Notice of Conversion to the Corporation.

(G) “Conversion Price” means the price obtained by dividing $1,000 by 86,202, and shall be subject to adjustment as set forth in Article III(d)(7) below.

(H) “Face Amount” means, with respect to the Series C-1 Preferred, $1,000.00 per share, as adjusted (i) for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like and (ii) with respect to any given share or shares of Series C-1 Preferred, to account for any accretion in the Face Amount as a result of accrued but unpaid dividends or any other increase provided for in these Articles of Incorporation.

(I) “Original Issue Date” means, with respect to each share of Series C-1 Preferred, the date of issuance of such share.

(J) Unless otherwise expressly provided in these Articles of Incorporation, each reference to a “person” refers to any individual, entity or association, including, without limitation, any corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

(K) “Requisite Holders” means the holders of at least 80% of the then outstanding shares of Series C-1 Preferred.

(L) “Trading Day” means, except as set forth below, a day on which the Corporation’s securities are traded on a Trading Market; provided, however, that in the event that the Corporation’s securities are not traded on a Trading Market, then Trading Day shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close. Notwithstanding the foregoing, the following shall not be deemed Trading Days:

•	December 24 to January 2;

•	The Fridays immediately before Memorial Day and immediately before Labor Day;

•	The weekday immediately before and the weekday immediately after Independence Day, provided that if Independence Day is on a Wednesday, then the two following weekdays;

•	Columbus Day; or

•	The Friday immediately after Thanksgiving.

(M) “Trading Market” means the OTC Bulletin Board or the Pink Sheets, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange (“NYSE”) or the NYSE MKT, or any successor markets thereto.

2. Dividends. Holders of Series C-1 Preferred shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C-1 Preferred equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of the Series C-1 Preferred; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

3. Conversion.

(A) Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article III(d)(3), each holder of shares of Series C-1 Preferred may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series C-1 Preferred into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

Face Amount

Conversion Price

(B) Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall deliver via electronic mail a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation (Attention: Secretary). Such notice shall be delivered to conversions@ljpc.com or such other address as the Corporation may, from time to time, provide to the holders upon delivery of a written notice. Upon receipt by the Corporation of a copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile or electronic mail, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.

(i) Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall, no later than the second Trading Day following the Conversion Date (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Series C-1 Preferred being converted. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or any other program that provides for the electronic delivery of Common Stock, the Corporation shall cause its transfer agent, by the end of the Delivery Period, to electronically transmit the Common Stock (not in physical stock certificate form) issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or with any such equivalent program.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series C-1 Preferred.

(iii) No Fractional Shares. If any conversion of Series C-1 Preferred would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the Series C-1 Preferred shall be the next lower whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within three Trading Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three Trading Days from the date it receives the disputed calculations. The Board of Directors shall consider the accountant’s calculation in good faith and determine the final valuation. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(C) Restrictions on Conversion or Transfer. Notwithstanding anything in these Articles of Incorporation to the contrary and except as set forth in this paragraph, at no time may the Corporation issue or sell shares of Common Stock (including transfers by the Corporation of treasury stock) to a holder of Series C-1 Preferred, and in no event shall any holder of shares of Series C-1 Preferred have the right to convert shares of Series C-1 Preferred into shares of Common Stock, in each such case (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together beneficially owning more than 9.999% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together beneficially own more than 9.999% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder. The restriction contained in this subparagraph may only be waived (or amended to a different percentage of beneficial ownership) in writing by the holder upon providing the Corporation with at least 61 days prior written notice of such waiver or amendment. Except as permitted in the preceding sentence, the restriction contained in this subparagraph may not otherwise be waived or amended. Any purported issuance, sale, transfer or conversion effected in violation of this paragraph shall be null and void. Certificates representing shares of Series C-1 Preferred shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE TERMS OF THE ARTICLES OF INCORPORATION SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

4. Reservation of Shares of Common Stock. If the authorized and unissued number of shares of Common Stock (the “Reserved Amount”) for any three consecutive Trading Days shall be less than a number sufficient to provide for the conversion in full, at the then current Conversion Price thereof, without taking into account the conversion limitations set forth in Article III(d)(3)(C), of all of the Series C-1 Preferred then outstanding, (the “Required Reserve Amount”), then the Corporation shall immediately notify the holders of Series C-1 Preferred of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to at least the Required Reserve Amount. Nothing contained in this Article III(d)(4) shall limit any other rights or remedies of the holders of the Series C-1 Preferred hereunder or under applicable law.

5. Failure to Satisfy Conversions. Without limiting the other rights or remedies of the holders, unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) the Corporation fails to timely deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series C-1 Preferred and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock (the “Cover Shares”) to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the “Sold Shares”) that such holder anticipated receiving upon such conversion (a “Buy-In”), at the election of the holder as a redemption to the fullest extent permitted by law, the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the Cover Shares and, upon making such payment, the Corporation’s conversion obligations shall be deemed satisfied and the Series C-1 Preferred that was tendered pursuant to the Notice of Conversion shall thereupon be cancelled and the holder shall not have any further right or remedy against the Corporation with respect to such shares of Series C-1 Preferred that were tendered pursuant to the Notice of Conversion. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article III(d)(5). The Corporation shall make any payments required pursuant to this Article III(d)(5) in accordance with and subject to the provisions of Article III(d)(10)(D).

6. Liquidation Preference

(A) If (i) the Corporation shall: (1) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law; (2) consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property; or (3) make an assignment for the benefit of its creditors; (ii) a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days; or (iii) the Corporation sells or transfers all or substantially all of its assets in one transaction or in a series of related transactions and, on account of any such event as set forth in clauses (i), (ii) or (iii), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than to (x) the Series F Preferred, which shall be pari passu with the Series C-1 Preferred, and (y) senior securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series C-1 Preferred shall have received the Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution among the holders of the Series C-1 Preferred, the holders of the Series F Preferred and holders of any other pari passu securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C-1 Preferred and the pari passu securities (including the Series F Preferred), if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

(B) The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

(C) The “Liquidation Preference” with respect to a share of Series C-1 Preferred means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the Series C-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Liquidation Preference with respect to the Series F shall be as set forth in these Articles of Incorporation and, with respect to any other pari passu securities, if any, shall be as set forth in the certificate of determination filed in respect thereof.

7. Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(A) Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately increased. In any such event described in this paragraph, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

(B) Adjustment Due to Merger, Consolidation, Etc. With respect to each share of Series C-1 Preferred, if, at any time after the Closing Date, there shall be (i) any recapitalization, reclassification or change of the outstanding shares of Common Stock (but not of such share of Series C-1 Preferred), other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction causing an adjustment pursuant to Article III(d)(7)(A).; (ii) any Change of Control or any merger, conversion, consolidation or other business combination, in each case pursuant to which the Common Stock (but not such share of Series C-1 Preferred) is converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such stock or securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or any combination of the foregoing; or (iii) any share exchange pursuant to which all of the outstanding shares of Common Stock (but not such share of Series C-1 Preferred) are converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or into any combination of the foregoing (each of (i) — (iii) above being a “Corporate Change”), then the holder of such share of Series C-1 Preferred shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of Series C-1 Preferred had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article III(d)(3). The Corporation shall not effect any Corporate Change unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of these Articles of Incorporation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series C-1 Preferred outstanding as of the date of such transaction, and shall similarly apply to successive recapitalizations, changes, conversions, combinations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(C) Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock other than a dividend for which an adjustment is provided under Section A. or Section D. of this Article III(d)(7), by way of return of capital or otherwise (including, without limitation, any dividend or distribution to the Corporation’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series C-1 Preferred shall be entitled, upon any conversion of shares of Series C-1 Preferred after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. If the Distribution involves rights, warrants, or options and the right to exercise or convert such right, warrant or option would expire in accordance with its terms prior to the conversion of the Series C-1 Preferred, then the terms of such right, warrant or option shall provide that such exercise or convertibility right shall remain in effect until 10 days after the date the holder of Series C-1 Preferred receives such right, warrant or option pursuant to the conversion thereof.

(D) Purchase Rights. If, at any time after the Closing Date, the Corporation issues any securities (“Purchase Rights”) that are convertible into or exercisable or exchangeable for or impart a right to purchase securities other than Common Stock or Common Stock Equivalents (whether of the Corporation or any subsidiary of the Corporation) pro rata to the record holders of any class of Common Stock, then the holders of Series C-1 Preferred will be entitled to acquire (at the same time the holders of Common Stock receive such Purchase Rights), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C-1 Preferred (without giving effect to the limitations contained in Article III(d)(3)) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(E) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article III(d)(7) amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series C-1 Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C-1 Preferred, furnish to such holder a like certificate setting forth: (i) such adjustment or readjustment; (ii) the Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series C-1 Preferred.

8. Voting Rights. The holders of the Series C-1 Preferred have no voting power whatsoever, except as otherwise required by the CGCL in this Article III(d)(8) and in Article III(d)(9) below.

Notwithstanding the above, the Corporation shall provide each holder of Series C-1 Preferred with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 10 days prior to the record date specified therein (or 20 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the CGCL the vote of the holders of the Series C-1 Preferred, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Requisite Holders (except as otherwise may be required under the CGCL) shall constitute the approval of such action by such class. To the extent that under the CGCL holders of the Series C-1 Preferred are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C-1 Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article III(d)(3)(C)) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of the Series C-1 Preferred into a smaller number of shares of such series (whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of the Series C-1 Preferred into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the CGCL) of the holders of at least 80% of the voting power of the Series C-1 Preferred to be combined or subdivided, voting as a separate class.

9. Protection Provisions. So long as any shares of Series C-1 Preferred are outstanding, the Corporation shall not, and shall not allow any of its subsidiaries to, take any of the following actions (in each case whether by merger, consolidation, conversion or otherwise) without first obtaining the approval (by vote or written consent, as provided by the CGCL) of the Requisite Holders (and any of the following actions taken without such approval of the Requisite Holders shall be null and void ab initio and of no force and effect):

(A) amend, alter, change or repeal the rights, powers, preferences or privileges of the Series C-1 Preferred;

(B) redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of, or permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of any Common Stock or Common Stock Equivalent, other than in connection with the redemption of unvested shares of Common Stock issued pursuant to equity compensation plans or arrangements; or

(C) increase the par value of the Common Stock.

10. Miscellaneous.

(A) Cancellation of Series C-1 Preferred. If any shares of Series C-1 Preferred are converted pursuant to Article III(d)(3) or repurchased by the Corporation, the Corporation shall take all actions necessary to cause the shares so converted or redeemed to be canceled and return to the status of authorized, but unissued preferred stock of no designated series, and such shares shall not be issuable by the Corporation as Series C-1 Preferred.

(B) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series C-1 Preferred (each a “Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver Series C-1 Preferred Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of Series C-1 Preferred represented by such Preferred Stock Certificate(s).

(C) Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of Series C-1 Preferred based on the number of shares of Series C-1 Preferred issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series C-1 Preferred based on the number of shares of Series C-1 Preferred held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series C-1 Preferred shall be allocated to the remaining holders of shares of Series C-1 Preferred, pro rata based on the number of shares of Series C-1 Preferred then held of record by such holders.

(D) Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under these Articles of Incorporation, such cash payment shall be made to the holder within ten Trading Days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such ten Trading Day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

(E) Status as Shareholder. Upon submission of a Notice of Conversion by a holder of Series C-1 Preferred, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series C-1 Preferred shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of these Articles of Incorporation. Notwithstanding the foregoing, if a holder has not received all shares of Common Stock prior to the last Trading Day of the Delivery Period with respect to a conversion of Series C-1 Preferred for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five Trading Days after the expiration of such Delivery Period) the holder shall regain the rights of a holder of Series C-1 Preferred with respect to such unconverted shares of Series C-1 Preferred and the Corporation shall, as soon as practicable, return any certificate representing such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C-1 Preferred.

(F) Waiver. Notwithstanding any provision in these Articles of Incorporation to the contrary, any provision contained herein and any right of the holders of Series C-1 Preferred granted hereunder may be waived as to all shares of Series C-1 Preferred (and the holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

(G) Reference to Other Agreements and Documents. When the terms of these Articles of Incorporation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. Unless otherwise provided in these Articles of Incorporation, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

(H) Severability. If any term of the Series C-1 Preferred is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of the Series C-1 Preferred as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of the Series C-1 Preferred will be deemed dependent upon any other such term unless so expressed in these Articles of Incorporation.

(I) Force Majeure. Notwithstanding any provision herein to the contrary, the failure of any party to timely satisfy obligations hereunder shall be excused to the extent that (i) such failure follows the occurrence of a Force Majeure Event (defined below), and (ii) such Force Majeure Event has materially adversely affected the ability of such party (or its agents, including banks, transfer agents, and clearinghouses) to perform hereunder. A failure to perform shall be excused only for so long as the Force Majeure Event continues to materially adversely affect such person’s ability to perform. For purposes of this Section, “Force Majeure Event” shall mean the occurrence of any of the following events: (a) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or FINRA; (b) a general banking moratorium shall have been declared by any of federal, New York or California authorities; (c) an act of war, terrorism or hostility shall have occurred, or (d) a strike, fire, flood, earthquake, accident or other calamity or Act of God shall have occurred.

(e) Designation and Amount of Convertible Preferred Stock. A series of Preferred Stock is designated as Series F Convertible Preferred Stock (the “Series F Preferred”). The number of shares constituting such series is 10,000.

1. For purposes of these Articles of Incorporation, the following terms shall have the following meanings:

(A) “Series F Conversion Price” means the price obtained by dividing $1,000 by 14,285, and shall be subject to adjustment as set forth in Article III(e)(7) below.

(B) “Series F Requisite Holders” means the holders of at least a majority of the then outstanding shares of Series F Preferred.

2. Dividends. Holders of Series F Preferred shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series F Preferred equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of the Series F Preferred; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

3. Conversion.

(A) Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article III(e)(3), each holder of shares of Series F Preferred may, at any time and from time to time, convert (an “Series F Optional Conversion”) each of its shares of Series F Preferred into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

Face Amount

Series F Conversion Price

(B) Mechanics of Conversion. In order to effect an Series F Optional Conversion, a holder shall deliver via electronic mail a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation (Attention: Secretary). Such notice shall be delivered to conversions@ljpc.com or such other address as the Corporation may, from time to time, provide to the holders upon delivery of a written notice. Upon receipt by the Corporation of a copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile or electronic mail, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.

(i) Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall, no later than the third Trading Day following the Conversion Date (the “Series F Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Series F Preferred being converted. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program or any other program that provides for the electronic delivery of Common Stock, the Corporation shall cause its transfer agent, by the end of the Series F Delivery Period, to electronically transmit the Common Stock (not in physical stock certificate form) issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or with any such equivalent program.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series F Preferred.

(iii) No Fractional Shares. If any conversion of Series F Preferred would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the Series F Preferred shall be the next lower whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Series F Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within three Trading Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three Trading Days from the date it receives the disputed calculations. The Board of Directors shall consider the accountant’s calculation in good faith and determine the final valuation. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(C) Restrictions on Conversion or Transfer. Notwithstanding anything in these Articles of Incorporation to the contrary and except as set forth in this paragraph, at no time may the Corporation issue or sell shares of Common Stock (including transfers by the Corporation of treasury stock) to a holder of Series F Preferred, and in no event shall any holder of shares of Series F Preferred have the right to convert shares of Series F Preferred into shares of Common Stock, in each such case (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together beneficially owning more than 9.999% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together beneficially own more than 9.999% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may only be waived (or amended to a different percentage of beneficial ownership) in writing by the holder upon providing the Corporation with at least 61 days prior written notice of such waiver or amendment. Except as permitted in the preceding sentence, the restriction contained in this subparagraph may not otherwise be waived or amended. Any purported issuance, sale, transfer or conversion effected in violation of this paragraph shall be null and void. Certificates representing shares of Series F Preferred shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE TERMS OF THE ARTICLES OF INCORPORATION SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

4. Reservation of Shares of Common Stock. If the Reserved Amount for any three consecutive Trading Days shall be less than a number sufficient to provide for the conversion in full, at the then current Series F Conversion Price thereof, without taking into account the conversion limitations set forth in Article III(e)(3)(C), of all of the Series F Preferred then outstanding, (the “Series F Required Reserve Amount”), then the Corporation shall immediately notify the holders of Series F Preferred of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to at least the Series F Required Reserve Amount. Nothing contained in this Article III(e)(4) shall limit any other rights or remedies of the holders of the Series F Preferred hereunder or under applicable law.

5. Failure to Satisfy Conversions. Without limiting the other rights or remedies of the holders, unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) the Corporation fails to timely deliver during the Series F Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series F Preferred and (ii) thereafter, such holder makes a Buy-In, at the election of the holder as a redemption to the fullest extent permitted by law, the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the Cover Shares and, upon making such payment, the Corporation’s conversion obligations shall be deemed satisfied and the Series F Preferred that was tendered pursuant to the Notice of Conversion shall thereupon be cancelled and the holder shall not have any further right or remedy against the Corporation with respect to such shares of

Series F Preferred that were tendered pursuant to the Notice of Conversion. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article III(e)(5). The Corporation shall make any payments required pursuant to this Article III(e)(5) in accordance with and subject to the provisions of Article III(e)(10)(D).

6. Series F Liquidation Preference

(A) In the event of a Liquidation Event, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than to (x) the Series C-1 Preferred, which shall be pari passu with the Series F Preferred, and (y) senior securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series F Preferred shall have received the Series F Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution among the holders of the holders of Series F Preferred, the Series C-1 Preferred and holders of any other pari passu securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series F Preferred and the pari passu securities (including the Series C-1 Preferred), shall be distributed ratably among such shares in proportion to the ratio that the Series F Liquidation Preference payable on each such share bears to the aggregate Series F Liquidation Preference payable on all such shares.

(B) The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

(C) The “Series F Liquidation Preference” with respect to a share of Series F Preferred means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the Series F Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Series F Liquidation Preference with respect to the Series C-1 shall be as set forth in these Articles of Incorporation and, with respect to any other pari passu securities, if any, shall be as set forth in the certificate of determination filed in respect thereof.

7. Adjustments to the Series F Conversion Price. The Series F Conversion Price shall be subject to adjustment from time to time as follows:

(A) Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Series F Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Series F Conversion Price shall be proportionately increased. In any such event described in this paragraph, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

(B) Adjustment Due to Merger, Consolidation, Etc. With respect to each share of Series F Preferred, if, at any time after the Closing Date, there shall be a Corporate Change, then the holder of such share of Series F Preferred shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of Series F Preferred had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article III(e)(3). The Corporation shall not effect any Corporate Change unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of these Articles of Incorporation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series F Preferred outstanding as of the date of such transaction, and shall similarly apply to successive recapitalizations, changes, conversions, combinations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(C) Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any Distribution, then the holders of Series F Preferred shall be entitled, upon any conversion of shares of Series F Preferred after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. If the Distribution involves rights, warrants, or options and the right to exercise or convert such right, warrant or option would expire in accordance with its terms prior to the conversion of the Series F Preferred, then the terms of such right, warrant or option shall provide that such exercise or convertibility right shall remain in effect until 10 days after the date the holder of Series F Preferred receives such right, warrant or option pursuant to the conversion thereof.

(D) Purchase Rights. If, at any time after the Closing Date, the Corporation issues Purchase Rights pro rata to the record holders of any class of Common Stock, then the holders of Series F Preferred will be entitled to acquire (at the same time the holders of Common Stock receive such Purchase Rights), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series F Preferred (without giving effect to the limitations contained in Article III(e)(3)) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(E) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Series F Conversion Price pursuant to this Article III(e)(7) amounting to a more than 5% change in such Series F Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series F Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F Preferred, furnish to such holder a like certificate setting forth: (i) such adjustment or readjustment; (ii) the Series F Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series F Preferred.

8. Voting Rights. The holders of the Series F Preferred have no voting power whatsoever, except as otherwise required by the CGCL in this Article III(e)(8) and in Article III(e)(9) below.

Notwithstanding the above, the Corporation shall provide each holder of Series F Preferred with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 10 days prior to the record date specified therein (or 20 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the CGCL the vote of the holders of the Series F Preferred, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Series F Requisite Holders (except as otherwise may be required under the CGCL) shall constitute the approval of such action by such class. To the extent that under the CGCL holders of the Series F Preferred are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series F Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article III(e)(3)(C)) using the record date for the taking of such vote of shareholders as the date as of which the Series F Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of the Series F Preferred into a smaller number of shares of such series (whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of the Series F Preferred into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the CGCL) of the holders of at least a majority of the voting power of the Series F Preferred to be combined or subdivided, voting as a separate class.

9. Protection Provisions. So long as any shares of Series F Preferred are outstanding, the Corporation shall not, and shall not allow any of its subsidiaries to, take any of the following actions (in each case whether by merger, consolidation, conversion or otherwise) without first obtaining the approval (by vote or written consent, as provided by the CGCL) of the Series F Requisite Holders (and any of the following actions taken without such approval of the Series F Requisite Holders shall be null and void ab initio and of no force and effect):

(A) amend, alter, change or repeal the rights, powers, preferences or privileges of the Series F Preferred;

(B) redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of, or permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of any Common Stock or Common Stock Equivalent, other than in connection with the redemption of unvested shares of Common Stock issued pursuant to equity compensation plans or arrangements; or

(C) increase the par value of the Common Stock.

10. Miscellaneous.

(A) Cancellation of Series F Preferred. If any shares of Series F Preferred are converted pursuant to Article III(e)(3) or repurchased by the Corporation, the Corporation shall take all actions necessary to cause the shares so converted or redeemed to be canceled and return to the status of authorized, but unissued preferred stock of no designated series, and such shares shall not be issuable by the Corporation as Series F Preferred.

(B) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series F Preferred (each a “Series F Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Series F Preferred Stock Certificate(s), the Corporation shall execute and deliver Series F Preferred Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Series F Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of Series F Preferred represented by such Series F Preferred Stock Certificate(s).

(C) Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of Series F Preferred based on the number of shares of Series F Preferred issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series F Preferred based on the number of shares of Series F Preferred held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series F Preferred shall be allocated to the remaining holders of shares of Series F Preferred, pro rata based on the number of shares of Series F Preferred then held of record by such holders.

(D) Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under these Articles of Incorporation, such cash payment shall be made to the holder within ten Trading Days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such ten Trading Day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

(E) Status as Shareholder. Upon submission of a Notice of Conversion by a holder of Series F Preferred, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series F Preferred shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of these Articles of Incorporation. Notwithstanding the foregoing, if a holder has not received all shares of Common Stock prior to the last Trading Day of the Series F Delivery Period with respect to a conversion of Series F Preferred for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five Trading Days after the expiration of such Series F Delivery Period) the holder shall regain the rights of a holder of Series F Preferred with respect to such unconverted shares of Series F Preferred and the Corporation shall, as soon as practicable, return any certificate representing such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series F Preferred.

(F) Waiver. Notwithstanding any provision in these Articles of Incorporation to the contrary, any provision contained herein and any right of the holders of Series F Preferred granted hereunder may be waived as to all shares of Series F Preferred (and the holders thereof) upon the written consent of the Series F Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

(G) Reference to Other Agreements and Documents. When the terms of these Articles of Incorporation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. Unless otherwise provided in these Articles of Incorporation, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

(H) Severability. If any term of the Series F Preferred is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of the Series F Preferred as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of the Series F Preferred will be deemed dependent upon any other such term unless so expressed in these Articles of Incorporation.

(I) Force Majeure. Notwithstanding any provision herein to the contrary, the failure of any party to timely satisfy obligations hereunder shall be excused to the extent that (i) such failure follows the occurrence of a Force Majeure Event, and (ii) such Force Majeure Event has materially adversely affected the ability of such party (or its agents, including banks, transfer agents, and clearinghouses) to perform hereunder. A failure to perform shall be excused only for so long as the Force Majeure Event continues to materially adversely affect such person’s ability to perform.

ARTICLE IV—BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three and not more than seven, each of whom shall be a natural person. All elections of directors shall be determined by a plurality of the votes cast. The number of directors initially shall be three. Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual, regular or special meeting of the shareholders.

(b) Shareholders of the Corporation shall not be entitled to cumulate their votes at any election of directors at any time during which the Corporation qualifies as a “listed corporation” (as defined in Section 301.5(d) of the CGCL).

ARTICLE V—LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

(a) Limitation of Director Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law (as in existence on the date hereof or as may hereafter be amended). No amendment to, or modification or repeal of, this Article V(a) shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

(b) Indemnification. The Corporation is authorized, whether by bylaw, agreement or otherwise, to provide the indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of that otherwise permitted by Section 317 of the California Corporations Code for those agents of the Corporation for any breach of duty to the Corporation and its shareholders, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

(c) Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.

(d) Non-Exclusivity of Rights. The indemnification provided by this Article V is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or shareholders or otherwise, and shall inure to the benefit of the heirs of such indemnitee.

(e) Fulfillment of Standard of Conduct. Any indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

ARTICLE VI—MEETINGS OF SHAREHOLDERS

(a) Special Meetings of Shareholders. Subject to the rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, (b) the President, (c) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, or (d) the holders of 10% of the total votes entitled to be cast by the holders of all the outstanding capital stock of the Corporation entitled to vote in an election of directors.

(b) Election of Directors by Written Ballot. Election of directors shall be by written ballot.

ARTICLE VII—AMENDMENTS TO THE

ARTICLES OF INCORPORATION AND BYLAWS

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation; provided, however, that any amendment of Article IV or this Article VII will require an affirmative vote of the holders of seventy-five percent (75%) or more of the total voting power of all outstanding shares of voting stock of the Corporation.

The Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation subject to the power of the shareholders of the Corporation to alter, amend or repeal the Bylaws.

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The undersigned certify under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Executed at                     , California, on                     , 2013.

By:
Name:	George F. Tidmarsh, M.D., Ph.D.
Title:	President, Chief Executive Officer and Secretary

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series [C-12/F] Preferred Stock)

The undersigned hereby irrevocably elects to convert [insert number of shares to nearest 1/1000th] shares of Series [C-12/F] Preferred Stock (the “Conversion”), represented by stock certificate No(s).             (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of La Jolla Pharmaceutical Company (the “Corporation”) according to the conditions of the Articles of Incorporation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is             ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

The undersigned acknowledges that these securities are “restricted securities” under the Securities Act of 1933, as amended (the “Act”) and accordingly agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series C-12 Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Act, or pursuant to an exemption from registration under the Act.

Date of Conversion:

Applicable Conversion Price:

Shares of Common Stock beneficially owned (determined in accordance with Section 13(d) of the Exchange Act):

Signature:

Name:

Address: